EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-205354, 333-176400, 333-156191, 333-126028, 333-51710, 333-67141, and 333-48213) of Scott’s Liquid Gold-Inc. and subsidiaries of our report dated March 29, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, except for discontinued operations as disclosed in Note 3, as to which the date is March 26, 2024 which respect to the consolidated balance sheet of Scott’s Liquid Gold–Inc. as of December 31, 2022, the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2022, and the related notes, which appears in the December 31, 2023 annual report on Form 10-K of Scott’s Liquid Gold-Inc. and subsidiaries.

/s/ Plante & Moran, PLLC

Broomfield, Colorado

March 26, 2024